SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2005

DrugMax, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, on December 22, 2005, Valley Drug Company, a wholly owned subsidiary of DrugMax, Inc. (the “Company”), entered into an Asset Purchase Agreement to sell certain assets related to its wholesale pharmaceutical distribution business located in New Castle, Pennsylvania to Rochester Drug Cooperative, Inc. (“RDC”). On December 27, 2005, the transactions contemplated by the Asset Purchase Agreement were closed.

As described in the Company’s third quarter 2005 financial statements filed on Form 10Q, the Company determined that it would sell certain assets of its wholesale drug distribution business and discontinue the operations conducted out of its New Castle, Pennsylvania facility and the operations previously conducted out of the St Rose, Louisiana facility related to distribution to independent pharmacies. Consequently, the revenues, operating expenses and other non-operating costs for these operations were reported as discontinued operations in the Company’s third quarter 2005 financial statements filed on Form 10Q. Included in the loss from discontinued operations as reported in the third quarter is an estimated loss on disposal of $3.8 million. The Company has not yet determined the amount of the loss to be ultimately realized upon completion of this transaction but currently does not expect it to be materially higher than the $3.8 million reported. However, any change to the previously reported loss on disposal is expected to be reflected in the loss from discontinued operations for the fiscal year ending December 31, 2005.

Pursuant to the Asset Purchase Agreement, a copy of which is attached hereto, RDC acquired select assets from Valley Drug Company, including a customer list, fixtures and equipment located in the Company’s New Castle, Pennsylvania facility. RDC assumed certain property leases, customer contracts and other miscellaneous contracts. The total purchase price for these select assets is $655,000, of which $405,000 was received by the closing and $250,000 is required to be paid if and when the Pennsylvania Industrial Development Authority (PIDA) consents to the assignment of the lease for the New Castle facility to RDC, as discussed below.

 In addition, RDC has agreed to assist the Company with the collection of customer accounts receivable associated with the purchased customer list which was transferred to RDC at closing. Further, in order to maximize asset value, the Company will allocate Valley Drug Company’s pharmaceutical inventory to the Company’s Familymeds pharmacies and into its direct-to-physician sales business. As previously stated, the Company intends to continue with that portion of the wholesale distribution business related to the distribution of pharmaceuticals directly to physicians and medical clinics. The total estimated inventory to be allocated is approximately $7.8 million. This inventory was reflected as held for sale in the third quarter balance sheet. Proceeds from the transaction and amounts realized from the collection of accounts receivable and sale of inventory will be used to decrease the Company’s borrowings under its senior credit facility with Wells Fargo Retail Finance, LLC.

Further, in connection with the sale of these assets, the Company and its landlord, Becan Development LLC, agreed to amend the lease for the New Castle, Pennsylvania facility pursuant to the Amendment No. 1 to Lease attached hereto. The amendment provides that the term of the lease be 5 years, commencing December 21, 2005, with 2 additional 5-year options for renewal, and provides an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing consents from the Pennsylvania Industrial Development Authority (PIDA) to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement, in the form attached hereto. The Company’s obligation under the lease was approximately $200,000 annually.

The foregoing summaries are qualified in their entirety by reference to the Asset Purchase Agreement, Amendment No. 1 to Lease, and the Sublease, all of which are attached hereto.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Asset Purchase Agreement between Valley Drug Company and Rochester Drug Cooperative dated December 22, 2005
10.2	Amendment No. 1 to Lease by and between Valley Drug Company and Becan Development, LLC dated December 22, 2005
10.3	Sublease between Valley Drug Company, Rochester Drug Cooperative and Becan Development, LLC dated December 27, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante,
Chief Executive Officer and President

Date: December 30, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Asset Purchase Agreement between Valley Drug Company and Rochester Drug Cooperative dated December 22, 2005
10.2	Amendment No. 1 to Lease by and between Valley Drug Company and Becan Development, LLC dated December 22, 2005
10.3	Sublease between Valley Drug Company, Rochester Drug Cooperative and Becan Development, LLC dated December 27, 2005